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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                                   Commission File Number 1-9874
                                                                          ------

                             CalEnergy Company, Inc.
                             -----------------------
             (Exact name of registrant as specified in its charter)

     302 South 36th Street, Suite 400, Omaha, Nebraska 68131 (402) 341-4500
     ----------------------------------------------------------------------
               (Address, including zip code, and telephone number,
                     including principal executive offices)

                     10-1/4% Senior Discount Notes due 2004
                     --------------------------------------
            (Title of each class of securities covered by this Form)

                          Common Stock, $0.01 par value
                          -----------------------------
              9-7/8% Limited Recourse Senior Secured Notes due 2003
                 (Titles of all other classes of securities for
               which a duty to file reports under Section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                  [ ]             Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)                 [ ]             Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)                  [ ]             Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)                 [ ]             Rule 15d-6              [x]
Rule 12h-3(b)(1)(i)                  [x]

         Approximate number of holders of record as of the certification or notice date:

           0
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
CalEnergy Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATED:        January 15, 1999              By: /s/ Steven A. McArthur
                                              -------------------------
                                            Name:  Steven A. McArthur
                                            Title: Executive Vice President,
                                                   Secretary and General Counsel





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